Exhibit 10.12

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 25th day of November, 2009, by and between WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company, and WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company, as tenants in common (collectively, “Landlord”), and GENOMATICA, INC., a California corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into that certain Wateridge Summit Lease Form dated as of April 18, 2008 (the “Original Lease”), as amended by that certain Amendment to Lease dated as of October 1, 2008 (“First Amendment”), whereby Tenant leased certain space in the building located at 10520 Wateridge Circle Drive, San Diego, California 92121. The Original Lease, as amended by the First Amendment, is referred to herein as the “Lease.”

B. By this Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined below), extend the Lease Term and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1. The Existing Premises. Landlord currently leases to Tenant that certain space containing 14,630 rentable square feet located on the first (1st) and second (2nd) floor of the Building as depicted on Exhibit “A” to the Original Lease (the “Existing Premises”).

2. Expansion of the Existing Premises. That certain space located on the first (1st) and second (2nd) floors of the Building consisting of a total of 8,500 rentable square feet (6,300 rentable square feet of which is located on the first (1st) floor of the Building and 2,200 rentable square feet of which is located in the northwest quadrant of the second (2nd) floor of the Building), as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, is referred to herein as the “Expansion Space.” Tenant shall lease the Expansion Space effective as of the date (“Expansion Commencement Date”) that is the earlier of (a) the date Tenant commences business operations in the Expansion Space, or (b) the later of (i) April 1, 2010, and (ii) the date that is the date of “Substantial Completion” of the “Improvements” (as those terms are defined in the Tenant Work Letter attached hereto as Exhibit “B”). Accordingly, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space. Such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 23,130 rentable square feet. The Expansion Commencement Date is anticipated to be April 1, 2010; however, Landlord will not be in default under the Lease if the Expansion Commencement Date does not occur by such date. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space. The square footage numbers above for the Expansion Space are approximate and promptly following Substantial Completion of the Improvements, the square footage of the Expansion Space will be confirmed by Landlord’s architect in accordance with ANSI/BOMA Z65.1 – 1996 (modified to include drip line measurements) and Landlord will provide Tenant with its architect’s calculations, which Tenant may elect to have verified by an independent space measurement consultant. All calculations pursuant to this Amendment which vary based on square footage will be updated pursuant to such measurement.

3. Extended Lease Term, The initial Lease Term (which currently expires on January 31, 2014) is hereby extended such that the initial Lease Term shall terminate on July 31, 2014 (“New Termination Date”). Tenant’s lease of the Expansion Space (“Expansion Space Term”) shall commence on the Expansion Commencement Date and shall expire co-terminously with initial Lease Term on the New Termination Date. Notwithstanding the foregoing, if the Financing Contingency (as defined in Section 9 below) is not satisfied on or before December 31, 2010, then the initial Lease Term (with respect to the entire Premises) shall not be extended as set forth above and shall expire, as originally scheduled, on January 31, 2014. Regardless of whether the Financial Contingency is met or not, Tenant shall continue to have the right to extend the initial Lease Term as set forth in Section 2.2 of the Original Lease, which right shall apply to the original Premises and the Expansion Space.

4. Monthly Base Rent.

4.1. Monthly Base Rent for the Expansion Space. Commencing as of the Expansion Commencement Date, but subject to the provisions of Section 5 below, Tenant shall pay monthly Base Rent for the Expansion Space only in the amount of $19,125.00 per month. On each anniversary of the Expansion Commencement Date (or if the Expansion Commencement Date is not the first day of the month, on each anniversary of the first (1st) day of the month following the month in which the anniversary of the Expansion Commencement Date occurs), the monthly Base Rent for the Expansion Space only shall be increased by an amount equal to three percent (3%) of the monthly Base Rent due hereunder immediately preceding such anniversary.

4.2 Monthly Base Rent for the Existing Premises. During the Expansion Space Term, Tenant shall continue pay monthly Base Rent for the Existing Premises as set forth in Section 3 of First Amendment. Additionally, if the six (6) month extension of the initial Lease Term is not voided pursuant to Section 3 above, then, during the period from February 1, 2014 to July 31, 2014, Tenant shall pay monthly Base Rent for the Existing Premises in an amount equal to $46,046.00 per month (based upon $3,147 per rentable square foot per month, as set forth in Section 8 of the Summary in the Original Lease). Although monthly Base Rent for the Existing Premises shall be calculated separately from the Base Rent for the Expansion Space, Base Rent for the entire Premises shall be a single, non-severable obligation.

5. Base Rent Abatement. Notwithstanding anything to the contrary contained in Section 4.1 above, and provided that Tenant faithfully performs alt of the terms and conditions of the Lease, as amended by this Amendment, Landlord agrees to abate (i) one hundred percent (100%) of Tenant’s obligation to pay monthly Base Rent for the Expansion Space for the second (2nd) and third (3rd) full calendar months of the Expansion Space Term, and (ii) fifty percent (50%) of Tenant’s obligation to pay monthly Base Rent for the Expansion Space for the fourth (4th) through sixth (6th) full calendar months of the Expansion Space Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Section 19.2 of the Original Lease, then as a part of the recovery set forth in Section 19.2.1 of the Original Lease, Landlord shall be entitled to the recovery of the unamortized portion of the monthly Base Rent that was abated under the provisions of this Section 5.

6. Tenant’s Share. Commencing as of the Expansion Commencement Date, Tenant’s Share for the Expansion Space only shall be 29.17% (8,500 rentable square feet within the Expansion Space divided by 29,141 rentable square feet within the Building); therefore, Tenant’s Share for the entire Premises shall be 79.37% (23,130 rentable square feet within the Expansion Space divided by 29,141 rentable square feet within the Building).

7. Tenant Improvements. Tenant Improvements in the Expansion Space shall be installed and constructed in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit “B” and made a part hereof.

8. Parking. Commencing as of the Expansion Commencement Date, Tenant shall entitled to an additional twenty-six (26) unreserved parking spaces for use in the Building’s parking facility (for a total of seventy (70) unreserved parking spaces). Tenant’s use of such additional parking spaces shall be in accordance with, and subject to, all provisions of Article 28 of the Original Lease.

9. Early Termination Option. Effective as of the date hereof, Section 2.4 of the Original Lease shall be revised such that (i) the Termination Date shall be May 31, 2012, and (ii) the Termination Fee shall be increased by an amount equal to the unamortized balance, as of the Termination Date, of (A) the portion of the Tenant Improvement Allowance actually utilized, plus (B) the portion of the TI Allowance actually utilized, less (C) any amounts paid to Landlord via the Base Rent increase set forth in Section 2 of Exhibit B), with amortization calculated based on an amortization schedule commencing on the Expansion Commencement Date and expiring on the Termination Date (as the same is determined pursuant to this Section 9), based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of ten percent (10%) per annum. Notwithstanding the foregoing, if the Financing Contingency is not satisfied on or before December 31, 2010, then the Termination Date shall not be revised as set forth above and shall continue to be January 31, 2012, as originally scheduled. As used herein, “Financing Contingency” shall mean Tenant providing Landlord with written evidence that Tenant has secured additional financing of at least $12,000,000.00.

10. FF&E. Commencing as of the Expansion Commencement Date and continuing during the remainder of the Lease Term, Tenant shall have the right to use the additional furniture, fixtures and equipment identified by Landlord and Tenant in writing prior to the Expansion Commencement Date (the “Additional FF&E”), which Additional FF&E shall be deemed to be part of the FF&E (as defined in Section 6.6 of the Original Lease) and Tenant’s use of the Additional FF&E shall be subject to all of the terms and conditions of Section 6.6 of the Original Lease, including the conduct of a walk through of the Additional FF&E at a mutually agreed upon time prior to the Expansion Commencement Date and the preparation of a summary of the condition of each item of the Additional FF&E (the “Additional FF&E Condition Summary”), which Additional FF&E Condition Summary shall be deemed to be part of the Condition Summary as defined in Section 6.6 of the Original Lease).

11. Letter of Credit. Effective as of the date hereof, Article 21 of the Original Lease shall be revised such that Section 21.2 of the Original Lease shall be deleted in its entirety and shall have no further force or effect; consequently, the Stated Amount shall remain $205,000.00 during the entire Lease Term.

12. Availability Notice. Effective as of the date hereof, Section 2.3 of the Original Lease shall be deleted in its entirety and shall have no further force or effect. Notwithstanding the foregoing, Landlord shall endeavor to notify Tenant (in writing) of any offer that Landlord receives for the lease of any available space in the Building (the “Available Space”) within two (2) business days of Landlord’s receipt thereof. In the event Tenant expresses interest in the Available Space, Landlord will negotiate with Tenant in good faith to agree to terms upon which Landlord would be willing to lease the Available Space to Tenant; provided, however, that neither this Section 12 nor Landlord’s delivery of such notice shall give Tenant any right to lease the Available Space or obligate Landlord to lease the Available Space to Tenant and Landlord shall have no liability to Tenant for Landlord’s failure to deliver such notice.

13. Notice of Lease Term Dates. Landlord may deliver to Tenant a commencement letter confirming the Expansion Commencement Date. Tenant agrees to execute and return to Landlord said commencement letter within five (5) days after Tenant’s receipt thereof.

14. Brokers. Each party represents and warrants to the other that no broker, agent or finder, other than Cushman & Wakefield of California, Inc., representing Tenant (the “Broker”), negotiated or was instrumental in negotiating or consummating this Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity, other than the Broker, who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

15. Tenant Representations. Each person executing this Amendment on behalf of Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the state in which the Building is located; (b) Tenant has full right and authority to enter into this Amendment and to perform all of Tenant’s obligations hereunder; and (c) each person (and both persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

16. Defaults. Tenant hereby represents and warrants to Landlord that, to Tenant’s current actual knowledge, as of the date of this Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

17. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Amendment.

18. Counterparts and Fax/Email Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or email, and copies of this Amendment executed and delivered by means of faxed or emailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or emailed signatures as if such signatures were originals. Any party executing and delivering this Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this Amendment containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original signature page.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord:”

WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company

By:	/s/ Steven Goodman
Name: Steven Goodman
Title: Manager

WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company

By:	/s/ Helmut Kiffmann
Name: Helmut Kiffmann
Title: Manager

“Tenant”:

GENOMATICA, INC., a California corporation

By:

Print Name:	Christophe Schilling

Title:	President

BY SIGNING BELOW, THE FOREGOING AMENDMENT IS HEREBY APPROVED BY LENDER AS REQUIRED BY THE SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT DATED JUNE 12, 2008:

CENTRAL PACIFIC BANK,
a Hawaii banking corporation

By:	/s/ illegible

Print Name:

Title:

EXHIBIT A

OUTLINE OF EXPANSION SPACE

EXHIBIT A - FIRST FLOOR

01/03/08
10520 WATERIDGE CIRCLE
FIRST FLOOR BUILDING "B"
FIRST FLOOR RSF 6,300 SF
EXPANSION AREAS
CHEMISTRY LAB
7,725 RENTABLE SF
BIOLOGY LAB
4,692 RENTABLE SF
1,453 SF RENTABLE
155 SF
BLDG MAINT
ELEC
MEDIA PREP
ANALYTICAL LAB
SHARED AUTOCLAVE
EQPT/ D.I.
COLD RM
EVOLUTION
OFFICE 167 SF
OFFICE 167 SF
OFFICE 167 SF
OFFICE 167 SF

EXHIBIT A

EXHIBIT A – SECOND FLOOR

APPROXIMATELY
2,200 RSF
1' 5' 10' 15'
10520 WATERIDGE CIRCLE
2ND FLOOR BUILDING "B"
2ND FLOOR RSF 2,200 S.F. APROX.

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of tenant improvements in the Expansion Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Space, in sequence, as such issues will arise during the actual construction of the Expansion Space. All capitalized terms used but not defined herein shall have the meanings given such terms in this Amendment. All references in this Tenant Work Letter to Articles or Sections of “this Amendment” shall mean the relevant portion of the Amendment to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of this Tenant Work Letter.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE EXPANSION SPACE

On or before December 15, 2009, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information (including design requirements) necessary to allow Landlord’s architect to prepare a test fit space plan for the Expansion Space (the “Test Fit Plan”). Upon completion of the Test Fit Plan, Landlord or its architect shall deliver the same to Tenant for Tenant’s approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Tenant to Landlord no later than ten (10) days after Tenant’s receipt of such Test Fit Plan. If Tenant reasonably disapproves of any portion of the Test Fit Plan, such disapproval shall include Tenant’s requested revisions thereto. Upon receipt of Tenant’s revisions, Landlord shall cause its architect to revise the Test Fit Plan to include Tenant’s requested revisions that are reasonably acceptable to Landlord and; thereafter, Tenant shall approve or reasonably disapprove the revised Test Space Plan no later than five (5) days after Tenant’s receipt of such revised Test Fit Plan. If Tenant shall again reasonably disapprove the revised Test Fit Plan, the parties will revise the Test Fit Plan again in accordance with the procedure set forth above until Tenant’s approval is obtained; however, all revisions to the Test Fit Plan made after the first (1st) revision shall be at Tenant’s sole cost and expense (and paid as an Over-Allowance Amount) and shall constitute Tenant Delay (as that term is defined below). Tenant’s failure to timely approve or reasonably disapprove the Test Fit Plan within the foregoing time frames shall be deemed to be Tenant’s approval thereof. The Test Fit Plan, as finally approved by Landlord and Tenant, shall be referred to herein as the “Final Space Plan.” Promptly after the approval of Test Fit Plan, Landlord shall cause its architect and engineers to complete the architectural and engineering drawings for the Expansion Space in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with the Final Space Plan (collectively, the “Working Drawings”) and Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information necessary to allow Landlord’s architect and engineers to complete the same. The Working Drawings will be approved by Tenant within five (5) days after submittal by Landlord or its architect to Tenant. If Tenant disapproves the Working Drawings, the Working Drawings will be revised and approved in accordance with procedure set forth above for the revision of the Test Fit Plan (including the deemed approval provision in such procedure), except that all revisions to the Working Drawings after the first (1st) revision (except to the extent such revisions are necessary to cause the Working Drawings to be consistent with the Final Space Plan) shall be at Tenant’s cost (and paid as an Over-Allowance Amount), and shall constitute Tenant Delay. The Working Drawings, as finally approved by Landlord and Tenant, shall be referred to herein as the “Approved Working Drawings.” Notwithstanding that Landlord has retained the architect and engineers to prepare the Test Fit Plan and the Working Drawings, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained therein. Landlord shall reconfigure the Expansion Space in accordance with the Final Space Plan and the Approved Working Drawings, using and relocating and modifying existing lab benches, vent hoods, biosafety cabinets, other fixtures, piping, and electrical distribution devices, to the extent that they are usable and serviceable, and shall construct and repair items that are required to implement the Space Plan and the Approved Working Drawings; all such work performed by Landlord shall be referred to herein as the “Tenant Improvements” and shall be performed at Landlord’s cost, except that if the cost to

EXHIBIT B

design and construct the Tenant Improvements (other than costs for which Tenant is responsible pursuant to this Section 1 as an Over-Allowance Amount) exceeds Eighty-Five Thousand Dollars ($85,000.00) (based upon $10.00 per rentable square foot of the Expansion Space) (the “Tenant Improvement Allowance”), Tenant shall pay all such excess as an Over-Allowance Amount. Tenant shall make no changes or modifications to the Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would increase the cost of designing or constructing the Tenant Improvements, unless Tenant agrees to pay such increased cost as an Over-Allowance Amount; however any delays resulting from any such change or modification shall be Tenant Delays. Unless specifically noted to the contrary on the Final Space Plan or the Approved Working Drawings, the Tenant Improvements shall be constructed using Building-standard specifications and materials, as determined by Landlord but comparable to the finishes and materials in the Existing Premises. Notwithstanding anything to the contrary set forth herein, Landlord shall not be required to pay for and/or provide, nor shall the Tenant Improvements include, any of the following, which list is not inclusive of all exclusions: (1) new telephone equipment or lines; (2) new data cabling lines within the Expansion Space or any computer equipment; (3) lab equipment not already on the Expansion Space and included in the Additional FF&E; (4) portable lab fixtures; (5) furniture not already on the Expansion Space and included in the Additional FF&E; (6) specialized gas services (other than as set forth in the preceding paragraph relative to nitrogen and carbon dioxide). Notwithstanding anything above that may read to the contrary, Landlord is not responsible for installing separate meters other than what is described in Article 6.1.2 of the Original Lease.

SECTION 2

OVER-ALLOWANCE AMOUNT

In the event that after Tenant’s approval of the same, any revisions, changes, or substitutions shall be made to the Final Space Plan or the Approved Working Drawings or the Tenant Improvements at the request of Tenant, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an “Over-Allowance Amount”. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord’s contribution to the construction of the Tenant Improvements.

Notwithstanding the foregoing, Tenant shall have the option, exercisable by written notice to Landlord on or before the commencement of construction of the Tenant Improvements, to cause Landlord to provide an allowance of up to Forty-Two Thousand Five Hundred and 00/100 Dollars ($42,500.00) (based upon $5.00 per rentable square foot of the Expansion Space) (the “TI Allowance”) for purposes of funding the Over-Allowance Amount. If Tenant exercises such option, monthly Base Rent payable by Tenant throughout the period from the Expansion Commencement Date through January 31, 2014 shall be increased by an amount sufficient to fully amortize the TI Allowance throughout such period, based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of ten percent (10%) per annum. If Tenant makes such election, the parties shall enter into an amendment of the Lease to reflect such increase in Base Rent.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord will upon completion of the Tenant Improvements and Tenant’s acceptance of the Expansion Space assign to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Such warranties and guaranties of Contractor shall guarantee that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Landlord warrants that, as of Landlord’s delivery of the Expansion Space to Tenant, the Improvements shall be in compliance with all laws applicable thereto as of the issuance of the building permits

EXHIBIT B

therefor, and Landlord shall, at its sole cost and expense and as Tenant’s sole remedy, correct any breach of such warranty promptly following receipt of written notice thereof from Tenant.

SECTION 4

COMPLETION OF THE IMPROVEMENTS: EXPANSION COMMENCEMENT DATE

4.1 Ready for Occupancy. For purposes of this Amendment, “Substantial Completion” of the Expansion Space shall occur upon completion of the following: (i) a temporary certificate of occupancy has been obtained, or its equivalent (e.g. a final sign-off by the Building Inspector) for the Expansion Space (or the date a temporary certificate of occupancy or its equivalent would have been obtained but for the completion of work to be performed by Tenant), and (ii) substantial completion of construction of the Tenant Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punch list items and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor. Concurrently with Landlord’s delivery of the Expansion Space to Tenant, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Improvements in the Expansion Space to identify any “punchlist” items (i.e., minor defects or conditions in such Improvements that do not impair Tenant’s ability to utilize the Expansion Space for the purposes permitted hereunder), which items Landlord shall repair or correct no later than thirty (30) days after the date of such walkthrough (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).

4.2 Delay of Substantial Completion of the Expansion Space. Except as provided in this Section 4, the Expansion Commencement Date shall occur as set forth in Section 2 of this Amendment. If there shall be a delay or there are delays in the Substantial Completion of the Expansion Space (based upon the anticipated date of the occurrence of the Expansion Commencement Date as set forth in this Amendment) or in the occurrence of any of the other conditions precedent to the Expansion Commencement Date, as set forth in this Amendment, as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

4.2.2 A breach by Tenant of the terms of this Tenant Work Letter or this Amendment;

4.2.3 Tenant’s request for changes in the Test Fit Plan or Working Drawings (except for the first (1st) revision to the Test Fit Plan or Working Drawings pursuant to Section 1 above);

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Expansion Space, or which are different than Landlord’s standard improvement package items for the Building; or

4.2.5 Any other acts or omissions of Tenant, or its agents, or employees; however, Landlord shall use commercially reasonably efforts to promptly notify Tenant of any such acts or omissions;

then, notwithstanding anything to the contrary set forth in this Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Expansion Space, the date of Substantial Completion (for purposes of determining the Expansion Commencement Date) shall be deemed to be the date Substantial Completion of the Expansion Space would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Expansion Space Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Expansion Space and/or with any building permit inspection issues, Landlord shall allow

EXHIBIT B

Tenant access to the Expansion Space at least two (2) weeks prior to the Substantial Completion of the Expansion Space for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Expansion Space. Prior to Tenant’s entry into the Expansion Space as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Space and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Tenant’s Representative. Tenant has designated Christophe Schilling as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3 Landlord’s Representative. Landlord has designated Helmut Kiffmann as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Tenant’s Agents”), shall all be subject to Landlord’s reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the Project or if required by law or any agreement to which Landlord is bound, shall be union labor.

5.5 Insurance Requirements. All of Tenant’s Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 10 of the Original Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord’s contractor, and shall name as additional insureds all mortgagees of the Project or any other patty designated by Landlord. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

5.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in Section 19.1 of the Original Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Original Lease, Landlord shall have the right to cause Contractor to cease the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Space caused by such work stoppage as set forth in Section 4.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

5.8 Landlord Work. Notwithstanding anything to the contrary contained herein, Landlord, at its cost and not as a charge against the Tenant Improvement Allowance, will perform any work required to (i) demise the Expansion Space, including separation of the base Building systems as required, (ii) deliver the base Building systems serving the Expansion Space in good working order, and (iii) as of the Expansion Commencement Date, cause the Expansion Space to comply with all Laws and code requirements applicable thereto as of the date of the issuance of the permits therefor.

EXHIBIT B